January 2022 Ruth's Hospitality Group Fireside Chat Exhibit 99.1

A BRAND FOUNDED IN OVERCOMING ADVERSITY, CREATING A BRIGHTER FUTURE

OVERCOMING THE LATEST CHALLENGE Safe, rapid recovery Accelerated growth Stabilize and pivot

Ruth's Chris has come far since its founding in 1965 151 $700+ ~$230 LOCATIONS GLOBALLY MILLION SYSTEMWIDE SALES $5.5M AUV OF COMPANY-OWNED RESTAURANTS MILLION CAPITAL RETURNED TO SHAREHOLDERS End of 2021 Q3 '21 LTM Fiscal year 2019 2015 - 2021

Four areas of focus that will make the next phase of Ruth’s journey even better than before: RESULT: drive disciplined growth and return for shareholders by delivering on the Total Return Strategy NEW RESTAURANT OPENINGS

129 domestic and 22 international locations leaves significant room for continued unit growth

Concept allows for success in many location types

Strong unit economics with stable restaurant level margins support opportunity for growth

CONTINUED OPERATIONAL EXCELLENCE ANCHORED IN OUR HIGH PERFORMING TEAM Strength in Restaurant Team Consistent, agile operational excellence

Developing Data and Digital capabilities across two value-delivery platforms COMMERCIAL OPERATIONAL Drive operating efficiencies through advanced analytics Improve the guest experience both inside and outside the restaurant

RHGI INVESTMENT SUMMARY Proven Business Model Consistent performance driven by operational excellence Disciplined growth Strong cash-flow Returning cash to shareholders

2016 2015 2017 2022 Q12 2018 2019 20201 20211 ~4 FINANCIAL PRINCIPLES 2020 2017 2015 2016 2021 2018 2019 Share Repurchases $M Dividend Payments $M Focus on Driving Organic Growth Through Traffic Deploy Capital to Highest Return Opportunities Reasonable debt of <1x EBITDA Maintain Healthy Balance Sheet Return Excess Capital Debt paydowns, Dividends, and share repurchases Sspd 1. On March 30, 2020, the Company’s Board of Directors voted to suspend the payment of the quarterly cash dividends of the Company’s common stock until further notice to better manage its cash position and financial flexibility in light of the uncertainty in the global markets resulting from the COVID-19 outbreak. 2.On January 6th, 2022, the Company’s Board of Directors approved the reinstatement of its quarterly dividend program. The Board of Directors declared a quarterly dividend of $0.12 per share payable of February 17, 2022, to all common shareholders of record as of the close of business on February 3,2022.